Exhibit 14.2

Grant Thornton Argentina

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 29, 2011, with respect to the financial statements of Pointer Localizacion y Asistencia S.A.; such report has been  included in the Annual Report of Pointer Telocation Ltd., on Form 20-F for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of Pointer Telocation Ltd., on Forms F-3 (No. 333-111019, effective October 13, 2004, 333-119998, effective November 17, 2004, 333-126257, effective July 15, 2005, and 333-143399 effective October 17, 2007) and on Forms S-8 (No. 333-118897, effective September 10, 2004 333-113420, effective March 9, 2004, 333-141306, effective March 15, 2007 and 333-139717 effective December 29, 2006).

/s/ GRANT THORNTON ARGENTINA S.C.

Buenos Aires, Argentina
March 29, 2011